Exhibit 99.1
November 14, 2007

Contact: Ron Kurtz
(713) 267-3686

MAXXAM REPORTS RESULTS FOR THIRD QUARTER 2007 AND FIRST NINE MONTHS OF 2007

HOUSTON, Texas (November 14, 2007) - MAXXAM Inc. (AMEX: MXM) reported a net loss of $10.5 million, or $2.00 loss per share, for the third quarter of 2007, compared to net income of $418.7 million, or $69.32 earnings per share, on a fully diluted basis, for the same period a year ago. The 2006 results included a net gain of $430.9 million due to the cancellation of MAXXAM's (the Company) interest in Kaiser Aluminum Corporation (Kaiser), resulting in the reversal of the Company's losses in excess of its investment in Kaiser. Sales for the third quarter of 2007 totaled $23.0 million, compared to $77.8 million in the third quarter of 2006.

For the first nine months of 2007, the Company reported a net loss of $29.5 million, or $5.62 loss per share, compared to net income of $397.3 million, or $62.09 earnings per share, on a fully diluted basis, for the same period of 2006. Sales for the first nine months of 2007 were $75.0 million, compared to $221.5 million for the first nine months of 2006. Nine month results for 2006 included the reversal of Kaiser losses noted above. Nine month results for 2007 reflected the deconsolidation of various forest products subsidiaries in January 2007.

As discussed below, on January 18, 2007, the Pacific Lumber Company (Palco) and its wholly owned subsidiaries (collectively, the Debtors), including Scotia Pacific Company LLC (Scopac), filed for reorganization under Chapter 11 of the Bankruptcy Code. As a result, the Company deconsolidated the Debtors' financial results beginning January 19, 2007, and began reporting its investment in the Debtors using the cost method. Accordingly, the Company's consolidated financial results for the three months ended September 30, 2007 include no activity for the Debtors. The Company's consolidated financial results for the nine months ended September 30, 2007 include the Debtors' financial results only for the period from January 1, 2007 thru January 18, 2007.

REAL ESTATE OPERATIONS

Real estate sales were $9.7 million for the third quarter of 2007, as compared to $28.9 million for the same period a year ago. The decline is primarily due to the substantial sell-out in 2006 of lots at the Company's Mirada development and a reduction in parcel sales, deferred profit and profit participation payments at the Company's Palmas del Mar development.

RACING OPERATIONS

Sales for the Company's Racing operations were $13.3 million for the third quarter of 2007, as compared to $11.0 million for the same period a year ago. The higher sales were primarily due to an expanded and enhanced summer concert series at Sam Houston Race Park. Operating results declined $1.6 million for the third quarter of 2007, as compared to the same period in 2006. The lower operating income was principally due to declines in wagering at Sam Houston Race Park and costs associated with Sam Houston Race Park's concert series, partially offset by lower spending related to securing a gaming license for the Laredo, Texas area.

CORPORATE AND OTHER

The Corporate segment's operating losses represent general and administrative expenses that are not specifically attributable to the Company's operating segments. The Corporate segment's operating losses, excluding the reversal of the Company's net investment in Kaiser, increased $2.0 million in the third quarter of 2007, as compared to the prior year period, primarily due to changes in stock-based compensation expense (resulting from fluctuations in the market price of the Company's common stock) and an increase in legal fees, partially offset by cost cutting initiatives.

Consolidated investment, interest and other income increased $1.5 million in the third quarter of 2007, as compared to the prior year period, due primarily to higher returns on marketable securities and other short-term investments.

REORGANIZATION PROCEEDINGS OF PALCO AND ITS SUBSIDIARIES

Prior to the issuance of this press release, MAXXAM filed its report on Form 10-Q with the Securities and Exchange Commission. The Notes to Financial Statements and other sections of the Form 10-Q discuss the impact of the Debtors on the Company's consolidated financial results.

On January 18, 2007, the Debtors, Palco and its five wholly owned subsidiaries, including Scopac, filed separate voluntary petitions in the United States Bankruptcy Court for the Southern District of Texas for reorganization under Chapter 11 of the Bankruptcy Code.

The six companies that filed for Chapter 11 protection are Palco, Scopac, Britt Lumber Co., Inc., Scotia Development LLC, Salmon Creek LLC and Scotia Inn Inc. The six bankruptcy cases are being jointly administered, with the Debtors managing their businesses in the ordinary course as debtors-in-possession subject to the control and supervision of the Bankruptcy Court.

The filing of the bankruptcy cases was precipitated by liquidity shortfalls at Palco and Scopac and the resultant inability of the two companies to make January 2007 interest payments on their respective debt obligations. These financial difficulties arose from regulatory restrictions and limitations on timber harvest, increased timber harvesting costs and cyclical lumber prices. Both Palco and Scopac undertook various efforts in 2006 to generate additional liquidity to satisfy their respective debt obligations; however, the cash generated from their efforts, together with their cash flows from operations, was not sufficient to cover their respective interest payment shortfalls in January 2007.

The Debtors' overall objectives in the bankruptcy cases are to achieve both an operational restructuring and a financial restructuring of the Debtors' long-term debt obligations in view of estimated lower harvest levels, increased regulatory compliance costs and cyclical lumber prices, and also to continue their businesses. There can be no assurance that the Debtors will be able to attain these objectives and achieve a successful operational and financial reorganization.

OTHER MATTERS

As announced in prior earnings statements, MAXXAM may from time to time purchase shares of its common stock on national exchanges or in privately negotiated transactions.

Company press releases may contain statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The Company cautions that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that as a result of various factors, actual results may vary materially from those expressed or implied in the forward-looking statements.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions of dollars, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2007	2006	2007 (1)	2006
	(Unaudited)		(Unaudited)
Sales:
Forest products, net of discounts	$-	$37.9	$4.4	$109.5
Real estate	9.7	28.9	34.1	77.1
Racing	13.3	11.0	36.5	34.9
	23.0	77.8	75.0	221.5

Costs and expenses:
Cost of sales and operations:
Forest products	-	28.0	4.3	90.2
Real estate	4.3	9.2	15.3	25.6
Racing	11.8	9.9	32.2	30.6
Selling, general and administrative expenses	11.0	14.7	29.8	39.3
Gain on sales of timberlands and other assets	-	(5.3)	(0.1)	(11.2)
Depreciation, depletion and amortization	3.5	8.7	11.5	26.1
Reversal of net investment in Kaiser	-	(430.9)	-	(430.9)
	30.6	(365.7)	93.0	(230.3)

Operating income (loss):
Forest products	(0.3)	5.0	(3.8)	(0.4)
Real estate	(0.9)	10.4	(1.5)	26.8
Racing	(3.0)	(1.4)	(5.4)	(3.1)
Corporate	(3.4)	429.5	(7.3)	428.5
	(7.6)	443.5	(18.0)	451.8

Other income (expense):
Investment, interest and other income (expense)	1.4	(0.1)	4.4	6.6
Interest expense	(4.2)	(20.2)	(15.3)	(58.9)
Amortization of deferred financing costs	(0.1)	(4.5)	(0.6)	(5.7)
Income (loss) before income taxes and cumulative effect of accounting change	(10.5)	418.7	(29.5)	393.8

Benefit for income taxes	-	-	-	4.2
Income (loss) before cumulative effect of accounting change	(10.5)	418.7	(29.5)	398.0
Cumulative effect of accounting change, net of tax	-	-	-	(0.7)
Net income (loss)	$(10.5)	$418.7	$(29.5)	$397.3

Basic income (loss) per common and common equivalent share before cumulative effect of accounting change
	$(2.00)	$79.61	$(5.62)	$70.71

Cumulative effect of accounting change	-	-	-	(0.12)

Basic income (loss) per common and common equivalent share after cumulative effect of accounting change
	$(2.00)	$79.61	$(5.62)	$70.59

Diluted income (loss) per common and common equivalent share before cumulative effect of accounting change
	$(2.00)	$69.32	$(5.62)	$62.20

Cumulative effect of accounting change	-	-	-	(0.11)

Diluted income (loss) per common and common equivalent share after cumulative effect of accounting change
	$(2.00)	$69.32	$(5.62)	$62.09

(1) Amounts attributable to the Debtors are for the period from January 1, 2007 through January 18, 2007.